EXHIBIT 10.14

    STATE STREET GLOBAL ADVISORS

    INCENTIVE COMPENSATION PLAN - 1993



I.  Purpose:

    The purpose of the plan is to provide all employees significant incentive to enhance the financial performance of State Street Global Advisors.


II. Participation:

    The plan will consist of two separate and distinct parts. One part will cover all non-officers of State Street Global Advisors who have a minimum of six months of tenure with SSGA. The second part will cover all officers of State Street Global Advisors.


III.     Bonus Pools:

    The pool will be generated by contributions that are based on 1993 Global Advisors Contribution achievement after the revenue sharing related to the agreement between the Bank and State Street Global Advisors. For the year 1993 revenue sharing has been agreed at a rate of TBD% of Adjusted Revenues. (The basis for the Bonus Pool may be modified by the Chief Executive Officer of State Street Boston Corporation based on final data.) The Bonus Pool will consist of two parts, non-officer and officer. The split of the Pool into the two parts will be calculated according to the following formula:


IV. Bonus Awards:

    All non-officers who are meeting job standards will be eligible to receive awards equal to 10% of their January 1, 1993 salary if the Global Advisors Contribution is $TBD. If the Global Advisors Contribution is greater than $TBD, non-officers will be eligible for additional awards. The amounts will be determined based on the non-officer's contribution. All awards will be paid in February 1994.

    All officers who are meeting job standards are eligible for awards based on their contribution. Officers will receive 70% of their award in February, 1994, the other 30% will be

December 16, 1992
    deferred and paid in equal portions in February, 1995 and February, 1996. Deferred awards will earn interest at a rate equal to the effective yield to maturity, respectively, on the one and two year U.S. Treasury notes with an issue date closest to February 18, 1994.

    In no case will the sum of the awards exceed the Bonus Pool.

    A manager with the approval of the Chief Executive Officer of State Street Global Advisors may make adjustments to the awards to reflect a participant's contribution or the business environment. All awards are subject to the approval of the Chief Executive Officer of State Street Global Advisors, the Chief Executive Officer and the Executive Compensation Committee of State Street Boston Corporation. If a participant ceases to be employed by State Street Global Advisors, or State Street Bank and Trust Company or one of its subsidiaries, (provided, however, that this provision shall not apply if the participant's employment is terminated by reason of death or disability) prior to the date of actual payment of any incentive or deferral, no payment shall be made.


















December 4, 1992